Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:    Jane Randel
Liz Claiborne Inc.
212-626-3408
Jane_Randel@liz.com

MICHAEL SCARPA NAMED CHIEF OPERATING OFFICER OF
LIZ CLAIBORNE INC.

New York, NY, January 31, 2007: Liz Claiborne Inc. today announced that Michael Scarpa has been promoted to chief operating officer, effective immediately. In this role, Mr. Scarpa will continue to be responsible for the corporation’s finance, distribution and logistics organizations, adding manufacturing, sourcing and information systems to his current duties. He will continue to report to William L. McComb, chief executive officer of Liz Claiborne Inc.

Commenting on the announcement, Mr. McComb said: “The environment in which we operate is dynamic and shows no signs of slowing down. To compete effectively in such a climate, we felt strongly it was important to have one executive overseeing product movement from start to finish; someone who could take a holistic approach to the back end, yet understand the challenges of the front end. In Mike, we have found that person. His contributions to this organization over the last 23 years are innumerable, his dedication unquestionable. In short, he is the right person to partner with Trudy Sullivan and me as we position Liz Claiborne Inc. for growth in the years ahead.”

Prior to this, Mr. Scarpa was senior vice president of Finance and Distribution and chief financial officer. He joined Liz Claiborne as budget manager in 1983 and has held positions of increasing responsibility since. The Company will conduct a search for a chief financial officer, with Mr. Scarpa retaining that function until a successor is found.

Liz Claiborne Inc. designs and markets an extensive range of branded women’s and men’s apparel, accessories and fragrance products. Our diverse portfolio of quality brands — available domestically and internationally via wholesale and retail channels — consistently meets the widest range of consumers’ fashion needs, from classic to contemporary, active to relaxed and denim to streetwear. Liz Claiborne Inc.’s brands include Axcess, Bora Bora, C & C California, Claiborne, Concepts by Claiborne, Curve, Dana Buchman, Elisabeth, Ellen Tracy, Emma James, Enyce, First Issue, Intuitions, J.H. Collectibles, Juicy Couture, Kate Spade, Kenzie, Kenziegirl, Laundry by Shelli Segal, LIZ, Liz & Co., Liz Claiborne, Lucky Brand Jeans, Mac & Jac, Mambo, Marvella, Mexx, Monet, Monet 2, Prana, Realities, Sigrid Olsen, Soul by Curve, Spark, Stamp 10, Tapemeasure, Tint, Trifari, Villager and Yzza. In addition, Liz Claiborne Inc. holds the exclusive, long-term license to produce and sell men’s and women’s collections of DKNY® Jeans and DKNY® Active in the Western Hemisphere. The Company also has the exclusive license to produce jewelry under the Kenneth Cole New York and Reaction Kenneth Cole brand names.